Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-150486

December 15, 2008

John Deere Capital Corporation intends to issue debt securities under the Debt Guarantee Program component of the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program (TLGP). The debt issued will be guaranteed under the TLGP and is backed by the full faith and credit of the United States. John Deere Capital Corporation has hired Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and RBC Capital Markets Corporation, as underwriters.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at 1-800- 221-1037, or RBC Capital Markets Corporation toll-free at 1-866-375-6829.